Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 Registration Statement (Registration No. 333-204855) of Atlantic Capital Bancshares, Inc. relating to the (i) the First Security Group, Inc. 2012 Long-Term Incentive Plan, (ii) the First Security Group, Inc. 2002 Long-Term Incentive Plan, and (iii) the First Security Group, Inc. 401(k) and Employee Stock Ownership Plan of our report dated March 12, 2015 on the consolidated financial statements and effectiveness of internal control over financial reporting of First Security Group, Inc.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Franklin, Tennessee

October 30, 2015